Exhibit 99.1

PRESS RELEASE

Contact:	Robert E. Wheaton
President, CEO
Star Buffet, Inc.
(480) 425-0397

FOR IMMEDIATE RELEASE:  Friday, September 21, 2007

STAR BUFFET, INC. FILES FORM 10-Q
FOR SECOND QUARTER FY 2008

SCOTTSDALE, AZ – September 21, 2007 – Star Buffet, Inc. (Nasdaq: STRZ) today filed a Form 10-Q with the Securities and Exchange Commission for its second quarter of fiscal 2008 ending August 13, 2007.  Following are the highlights:

Star Buffet, Inc. had revenues of $16.3 million and net income of $21,000, or $0.01 per share on a diluted basis of 3,180,646 of shares outstanding for the twelve weeks ended August 13, 2007 and revenues of $38.3 million and net income of $468,000, or $0.15 per share on a diluted basis of 3,180,820 of shares outstanding for the twenty-eight weeks ended August 13, 2007.

About Star Buffet

Star Buffet is a multi-concept restaurant operator.  As of September 21, 2007, Star Buffet, through its subsidiaries, operates 13 franchised HomeTown Buffet restaurants, seven JB’s Family restaurants, five Whistle Junction restaurants, four BuddyFreddys restaurants, four K-BOB’S Steakhouses, three Holiday House Family restaurants, three Western Sizzlin restaurants, two 4B’s restaurants, one JJ North’s Country Buffet, one Pecos Diamond Steakhouse, one Oklahoma Steakhouse, one Bar-H Steakhouse and one Casa Bonita Mexican theme restaurant.

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